SunAmerica Focused Alpha Large-Cap Fund, Inc.
RESULTS OF ANNUAL SHAREHOLDER MEETING-June 30, 2011-(unaudited)

The Annual Meeting of the Shareholders of the Fund (the "Meeting") was held on May 19, 2011. At this meeting Messrs. Richard W. Grant, Stephen J. Gutman and Peter A. Harbeck were elected by shareholders to serve as the Class III Directors of the Fund for three-year terms, which expire at the annual meeting of shareholders to be held in 2014 and until their respective successors are duly elected and qualify.

The voting results of the Meeting to elect Messrs. Richard W. Grant, Stephen J. Gutman and
Peter A. Harbeck to the Board are as follows:


				For 		Withheld
Richard W. Grant...		4,764,354 	2,311,016



				For 		Withheld
Stephen J. Gutman...		4,762,778 	2,312,592



				For 		Withheld
Peter A. Harbeck...		4,763,754 	2,311,616


The terms of office of Dr. Judith L. Craven and William J. Shea (Class II, term expiring 2013) and William F. Devin (Class I, term expiring 2012) continued after the Meeting.